Exhibit 4.5

Burford Capital LIMITED

The Burford Capital

2016 Long Term Incentive Plan

Approved by resolution of the general meeting
on 15 December 2016

Amended and renewed by resolution of the general meeting on 13 May 2020

BURFORD CAPITAL
2016 LONG TERM INCENTIVE PLAN

RULES

1.                Definitions

1.1              In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

AIM means the Alternative Investment Market of the London Stock Exchange;

Award means an award granted in the form referred to in rule 2.1;

Award Certificate means the notification to a Participant setting out the specific conditions of an Award;

Basic Salary means an Employee’s annual basic salary (or, if the Committee considers it appropriate in the case of a particular employee, his recurring compensation (excluding any annual discretionary bonus and fringe benefits)) in respect of his employment with the Group for the year for which the Award is granted;

Capital Reorganisation means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation or reduction);

Committee means the Remuneration Committee of the board of directors of the Company;

Company means Burford Capital Limited, a company incorporated in Guernsey with company registration number 50877;

Control has the meaning given by section 995 of the UK Income Tax Act 2007;

Date of Grant means the date on which the Committee grants an Award;

Dealing Day means a date on which the London Stock Exchange is open for the transaction of business;

Employee means any employee (including an executive director) of any member of the Group whose terms of service require him to devote substantially the whole of his working time to the businesses of the Group;

Employees’ Share Scheme has the meaning given by section 532 of The Companies (Guernsey) Law, 2008 (which, for the avoidance of doubt, includes a share scheme under which participation is discretionary);

Financial Year means a financial year of the Company;

Grant Period means a period of 42 days commencing on any of the following:

(a)	15 December 2016, being the date of the approval of the Plan by the Company in general meeting;

(b)	the day on which the Company makes an announcement of (i) its results for any period or (ii) its interim management report;

(c)	the first day of the calendar month preceding the last business day of any calendar quarter; or

(d)	any day on which the Committee resolves that exceptional circumstances exist that justify the grant of Awards;

Group means the Company and its Subsidiaries and member of the Group shall be construed accordingly;

Holding Period has the meaning given to it in rule 6.5;

the London Stock Exchange means London Stock Exchange Plc;

MAR means the Market Abuse Regulation (EU) 596/2016, as amended from time to time;

Market Value means, in relation to Shares on any day, if such Shares are listed on the London Stock Exchange, its middle-market quotation as derived from the Daily Official List of the London Stock Exchange and otherwise (including if the Shares are dealt in on AIM) shall mean their market value as defined by section 272 of the UK Taxation of Chargeable Gains Act 1992, provided that, if on any day, Shares are listed on any other securities exchange and such other securities exchange shall be the principal market for Shares, as determined by the Committee, Market Value shall mean, as of such day, either (i) the closing per share sales price of the Shares as reported by such securities exchange for such date or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) any other price or prices (including a mean of such prices) of Shares as reported on such securities exchange as determined by the Committee in its discretion (subject to compliance with applicable laws, including applicable tax laws and the rules of the applicable securities exchange);

Official List means the Official List of the UK Listing Authority;

Participant means any individual to whom an Award has been granted (including, where the context permits, the legal personal representatives of a deceased Participant);

the Performance Conditions means the performance conditions set by the Committee on the Date of Grant;

the Performance Period means, unless foreshortened pursuant to rule 4 or rule 8, the three consecutive Financial Years of which the first is the Financial Year in which the Date of Grant falls or such longer period as the Committee may determine at the Date of Grant;

the Plan means the Burford Capital 2016 Long Term Incentive Plan as amended from time to time;

Share Dealing Code means the Company’s code on share dealing as in force from time to time;

Shares means fully paid ordinary shares in the capital of the Company or shares representing those shares following any Capital Reorganisation;

Subsidiary means any company which is a subsidiary of the Company within the meaning of section 531 of The Companies (Guernsey) Law, 2008, excluding the effect of sub-section (6) and (7) such that an overseas company can be regarded as a subsidiary or holding company;

Termination Date means the date on which a Participant ceases to be employed by the Group;

Trustees means the trustees or trustee for the time being of any appropriate employee benefit trust established by the Company or any member of the Group from time to time for the benefit of employees of the Group;

UK Listing Authority means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

Vested Shares means Shares subject to Awards in respect of which the Committee has determined that the Performance Conditions have been satisfied and, subject to rules 4.5 and 8.8, the Performance Period has ended, and Vest and Vesting Date shall be construed accordingly.

1.2              References to any statute or statutory instrument or to any part or parts thereof include any modification, amendment or re-enactment thereof for the time being in force.

1.3              Words of the masculine gender shall include the feminine and vice versa and words in the singular shall include the plural and vice versa unless in either case the context otherwise requires.

2.                Grant of Awards

2.1              The Committee may, during a Grant Period, in its discretion, grant Awards to acquire Shares to any Employees selected by the Committee. Awards shall be granted in the form of a right to call for Shares at no cost or a conditional allocation of Shares. References to “realise”, “realised” or “realisable” shall, in the case of an Award which is granted in the form of a right to call for Shares, be construed as “call for”, “called for” or “may be called for” respectively.

2.2              The Vesting of all Awards will be dependent upon the satisfaction of stretching Performance Conditions set at the Date of Grant that are considered by the Committee to be appropriate to the strategic objectives of the Group. The Committee can set different Performance Conditions for Awards granted in different years (in terms of the type of condition, the weighting given to that condition and the targets applicable to each condition) provided that, in the reasonable opinion of the Committee, the Performance Conditions are not materially less challenging from any one Award to the next. Notwithstanding the foregoing, the Committee may also in its discretion grant Awards to any Employees that do not require the satisfaction of any Performance Conditions; provided, however, that no more than 50% of the total Market Value of the Shares comprised in an Award (measured as at the Date of Grant) granted to an Employee who is part of the Company’s senior management (as determined from time to time by the Committee) shall be granted without Performance Conditions.

2.3              When granting any Award, the Committee shall specify the percentage of the total number of Shares comprised in the Award that is subject to a particular Performance Condition.

2.4              The Committee may vary the Performance Conditions applying to existing Awards if an event occurs or there are circumstances (for example, an acquisition or disposal of a business or a significant part of a business) such that the conditions are no longer a fair measure of performance provided that, in the reasonable opinion of the Committee, the new conditions are not materially less challenging than the original conditions would have been but for the event or circumstances in question. In exercising any power to vary Performance Conditions the Committee will have regard to ensuring fairness between Participants and shareholders.

2.5              Immediately prior to the granting of any Awards, the Company may, in its absolute discretion, enter into a deed poll recording its intention to grant Awards and agreeing to be bound by the Award Certificates issued pursuant to rule 2.6 below. No cash amount shall be payable in respect of the grant or realisation of an Award.

2.6              Each Award shall be made by an Award Certificate issued by the Company and shall be subject to such terms and conditions consistent with the Plan as the Committee may determine in its sole discretion. The Award Certificate shall state the Date of Grant, the number of Shares comprised in an Award and the Performance Conditions, if any, that must be satisfied by the Vesting Date. The Committee may require a Participant to evidence his agreement to be bound by the terms of the Plan in writing. If a Participant fails to comply with any such requirement within the period specified by the Committee, his Award shall be treated as renounced and shall lapse forthwith.

2.7              Every Award granted under this Plan shall be personal to the Participant to whom it is granted and, except to the extent necessary to enable a personal representative to realise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted by this rule 2.7 shall cause an Award to lapse.

2.8              The grant of any Award under the Plan shall be subject to the provisions of MAR and the Company’s Share Dealing Code and to obtaining any approval or consent required under the provisions of the Listing Rules published by the UK Listing Authority or the City Code on Takeovers and Mergers or of any regulation or enactment applicable to such grant.

3.                Number of Shares in respect of which Awards may be granted

3.1              No Award shall be granted under the Plan to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the realisation of that Award and any other Award granted at the same time, when added to the number of Shares that:

(a)	could be issued on the realisation of any subsisting share awards or options granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company; and

(b)	have been issued on the realisation of any share awards or options granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company,

would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue.

3.2              Reference in this rule 3 to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares, including Shares issued to the trustee of an employee benefit trust established by the Company for the purposes of satisfying any right under an Employees’ Share Scheme. Transfers of treasury shares shall also count towards the percentage limits set out in rule 3.1 above for so long as institutional shareholder guidelines recommend this.

3.3              In determining the above limits no account shall be taken of any Shares attributable to an Award which was released, lapsed or otherwise became incapable of realisation.

3.4              An Award shall not be granted to an Employee if such grant would cause the total Market Value of the maximum number of Shares that may be acquired on realisation of the Award (as measured at the Date of Grant of the Award), when aggregated with the total Market Value of the maximum number of Shares that may be acquired pursuant to any other Award (measured as at the Date of Grant of that Award) granted to the Employee under the Plan in relation to the same Financial Year, to exceed 200% of the Employee’s Basic Salary as at the Date of Grant, provided that the Committee may make an Award up to a Market Value of 300% of the Employee’s Basic Salary if it determines that exceptional circumstances exist for a larger grant.

4.                Rights of exercise of Awards

4.1              Save as otherwise permitted in these rules an Award may only be realised:

(a)	if the Award has Vested; and

(b)	by a Participant who has remained an Employee during the relevant Performance Period and until the Vesting Date.

4.2              As soon as reasonably practicable after the end of the Performance Period the Committee shall notify Participants of the extent to which any Performance Conditions have been satisfied and the Award has Vested. An Award may be realised in respect of such number of Shares as have Vested in accordance with these rules.

4.3              Save as otherwise provided in these rules, an Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group at any time before the Vesting Date applicable to the Award.

4.4              Where a Participant ceases to be employed by a member of the Group at any time before the Vesting Date applicable to an Award by reason of:

(a)	death;

(b)	disability (as agreed by the Committee); or

(c)	any other reason where the Committee so determines in its absolute discretion,

his Award shall continue, and will Vest and be realised at the end of the Performance Period subject to the achievement of any relevant Performance Conditions at that time PROVIDED THAT in all cases where the Termination Date occurs before the expiry of any relevant Performance Period and Awards are realised pursuant to this rule 4.4, the number of Shares in respect of which an Award may be realised shall be the number in respect of which the Award has Vested (subject to any adjustments under rule 10) multiplied by the fraction A/B (where A is that part of the Performance Period measured in complete months from the start of the Performance Period to the Termination Date and B is 36 or such other number as is equal to the number of months in the Performance Period) SAVE THAT:

(d)	the Committee may at its discretion, in appropriate circumstances, determine that Awards may be realised immediately in accordance with rule 4.5;

(e)	if the Participant ceases to be an employee of the Group in appropriate cases under rule 4.4(c), the Committee may, in its absolute discretion, disapply or alter the fraction stated above to release a greater number of Shares if it considers that the Participant’s contribution to the business of the Group would not otherwise be properly recognised; and

(f)	the Committee may at its discretion, in appropriate circumstances, make a provisional determination as to preservation of an Award in accordance with this rule 4.4 and only make a final determination at the end of the Performance Period.

Failing any such realisation the Awards shall lapse automatically. For the avoidance of doubt, an Award realisable under this rule 4.4 may lapse at an earlier date by virtue of rule 8.

4.5              Where the Committee determines that an Award may be realised immediately under rule 4.4, the number of Shares in respect of which the Award Vests shall be determined by the Committee by reference to the extent to which any applicable Performance Conditions are met on the Termination Date, subject to modification if the Committee considers that the Performance Conditions would be met to a greater or lesser extent at the end of the original Performance Period. The number of Shares in respect of which an Award may be realised under this rule 4.5 shall (unless proviso (e) to rule 4.4 applies) be the number of Shares in respect of which the Award has Vested (subject to any adjustment under rule 10) multiplied by the fraction A/B (where A is that part of the Performance Period measured in complete months from the start of the Performance Period until the Termination Date and B is 36 or equal to such other number of months in the original Performance Period.

4.6              For the purpose of rules 4.4 and 4.5, a Participant shall not, to the extent required by applicable law, be treated as ceasing to be an Employee if absent from work wholly or partly because of new child leave, until he or she ceases to be entitled to exercise any statutory or contractual entitlement to return to work.

4.7              For the purposes of rules 4.4 and 4.5, the Committee may, in its absolute discretion, determine that where a Participant provides services as an independent contractor or self-employed consultant to a member of the Group after ceasing employment with the Group, the Participant shall not be treated as ceasing to be an Employee until the end of the consultancy or contractual period.

4.8              Where a Participant ceases to be employed by a member of the Group at any time before the Vesting Date applicable to an Award by reason of the demerger by the Company of the business or division in which he is employed, the Committee may determine in its absolute discretion for some or all Participants leaving the Group as a result of the demerger that part or all of the Award shall vest (in which case the provisions of rule 4.4 or 4.5 shall apply) and/or that Awards held by such Participants should be rolled over into equivalent awards over shares in the demerged company (or such terms as the Committee shall agree with that company). This is without prejudice to the operation of the provisions in rules 8.6 and 10.1 in the event of a demerger.

4.9              The Committee may, at its discretion, decide that (i) if any Award (whether or not it has Vested) is discovered to have been granted (or, if relevant, to have Vested) on the basis of a material mis-statement or miscalculation in the published results of the Group; (ii) if any Award is discovered to have Vested on the basis of a performance condition whose assessment was based on error, misleading information or inaccurate assumptions; or (iii) if any Award is held by a Participant who is found to have committed an act of gross misconduct, the number of Shares under such Award should be reduced or eliminated; (for the avoidance of doubt, adjustments in the fair value of the Company’s assets shall not be treated as falling within subclauses (i) or (ii) of this clause 4.9 unless the Committee demonstrates bad faith in the assessment of fair value of the Company’s assets in a previous year which is affected by such adjustment). To achieve this in the case of an Award that has Vested, the Committee may, no later than six months following the event in (i) to (iii) of this clause 4.9 (but in any event before the fifth anniversary of the Vesting Date), decide that the Participant should repay (whether by re-transfer of Shares, or payment of cash proceeds) to the Company (or as it shall direct) an amount equal to some or all of the benefit received (such benefit to be computed on an after-tax basis unless the Participant is able to recover or obtain relief for the tax so paid).

4.10           Where a Participant holds Vested Shares that are subject to a Holding Period and ceases to be employed by a member of the Group during that Holding Period, such Shares shall continue to be subject to the Holding Period imposed by the Committee save that the Committee may, at its discretion, allow early release of some or all of the Vested Shares prior to the end of the Holding Period.

5.                Method and Extent of Exercise

5.1              Save as otherwise provided in these rules, subject to the Committee being satisfied that any applicable Performance Conditions have been fulfilled, a Participant’s Award will be realised at the end of the Performance Period. Subject to rule 5.2, a Participant need take no action to realise his Award.

5.2              Where an Award is granted on terms that the Participant must call for Vested Shares, he may exercise the call by written notice to the Company in the form required by the Company at any time during the period of 6 months following the Vesting Date SAVE THAT where the Vested Shares may be called for as a result of a relevant event occurring under rule 8, the Participant shall be deemed to have called for such Vested Shares on the occurrence of the relevant event.

5.3              Where the realisation of an Award or the transfer of any Shares under the Plan would be prohibited by law, by MAR, or the Company’s Share Dealing Code, the Vesting Date shall not occur and the period during which Shares may be allotted, issued or transferred shall not be treated as commencing, until such period of prohibition has ceased (but, for the avoidance of doubt the Performance Conditions shall only be treated as applying in respect of the original Performance Period).

6.                Issue or Transfer of Shares

6.1              The Committee shall procure the issue or transfer of Shares to be allotted or transferred pursuant to the realisation of an Award within 30 days following the Vesting Date of the Award. Treasury Shares may be used to satisfy Awards.

6.2              Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the Vesting Date.

6.3              Save for where a Holding Period applies to the Shares pursuant to rule 6.5 below, Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the Vesting Date.

6.4              Subject to rule 12.1 below, the Company and its Subsidiaries may provide funds to the Trustees to enable the Trustees to purchase existing Shares or subscribe for new Shares in the Company for the purpose of the Plan.

6.5              At the Date of Grant the Committee will in its absolute discretion decide whether or not to impose a mandatory holding period on the Shares to be allotted or transferred on the Vesting Date pursuant to the realisation of the Award (a Holding Period). Notwithstanding any other rules of the Plan, a Participant will (a) be entitled to sell sufficient Shares to satisfy any tax liability of the Participant incurred in connection with the vesting of the Award and (b) in respect of the remaining Shares, be the full beneficial owner of such Shares during the Holding Period (which includes, for the avoidance of doubt, the right to receive any dividends paid during the Holding Period), save that the Shares may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period. The duration of the Holding Period will be communicated to the Participant at the Date of Grant. The Committee may impose such requirements as it considers necessary or desirable to ensure Participants observe the Holding Period including, but not limited to, requiring Participants to hold the Shares via a nominee.

7.                Lapse of Awards

7.1              Awards shall lapse upon the occurrence of the earliest of the following events:

(a)	to the extent that it is determined that the Performance Conditions applicable to an Award have not been met following the expiry of the Performance Period, the date of expiry of the Performance Period;

(b)	in relation to an Award which is granted on terms that the Participant must call for Vested Shares, the date of six months following the Vesting Date;

(c)	the date of the expiry of any relevant period specified in rule 8; or

(d)	the date of the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or becomes bankrupt.

8.                General Offer for the Company etc.

8.1              If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Participant of such general or other offer. Each Participant may realise his Awards in accordance with rule 8.8 on the date on which the offer becomes or is declared unconditional in all respects, or in the case of an Award which is granted in the form of a right to call for Shares, within the period of 7 days following that date (or such shorter period as the Board shall permit). Failing any permitted realisation, the Awards shall lapse automatically upon the expiry of the 7 day period.

Scheme of Arrangement

8.2              If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 107 of The Companies (Guernsey) Law, 2008 for the purposes of considering a scheme of arrangement, each Participant may realise his Awards conditionally in accordance with rule 8.8 on the scheme of arrangement being either approved by the shareholders' meeting or sanctioned by the court (as determined by the Committee in its absolute discretion) (the Relevant Condition), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting is convened.

8.3              Failing any permitted realisation, the Awards (or such part thereof as the Committee may specify) shall be incapable of realisation between the last time upon which permitted realisation may occur and the first date on which it can be determined whether or not the Relevant Condition is satisfied. If the Relevant Condition is not satisfied, the Awards shall continue. If the Relevant Condition is satisfied, the Awards (or such part thereof as the Committee may specify) shall lapse automatically on the day immediately after the date on which the scheme of arrangement is sanctioned by the court.

8.4              The Committee shall endeavour to procure that, where a Participant has conditionally realised his Awards in accordance with rule 8.2 above prior to twelve noon on the day immediately preceding the date for which the shareholders’ meeting is initially convened, the scheme of arrangement shall, so far as it relates to Shares, be extended to such Participant as if each Share in respect of which the Award was conditionally realised had been allotted and issued, or transferred, to him by that time.

8.5              Awards shall not be realisable without the consent of the Committee under the foregoing provisions of this rule 8 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. Awards will in such circumstances continue and be treated as an award over such number of shares in the holding company as is determined to be appropriate by the Committee, and references in this Plan to “the Company” shall be construed as references to such holding company as appropriate.

Demerger

8.6              If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Awards, the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to be realised in accordance with rule 8.8. The Committee shall specify the period in which such Awards shall be realisable and whether such Awards shall lapse at the end of the specified period.

Voluntary Winding-up

8.7              If notice is duly given of a resolution for a voluntary winding-up of the Company then the Committee, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all Awards to be realised in accordance with rule 8.8. The Committee shall specify the period in which such Awards shall be realisable, and whether such Awards shall lapse at the end of the specified period. The Awards shall be realisable within the period of 30 days following the date of a resolution for the voluntary winding up of the Company being passed and shall lapse automatically thereafter.

Application of Performance Conditions and pro rating

8.8              Where an Award becomes realisable before the expiry of the relevant Performance Period under rules 8.1 to 8.7, the number of Shares in respect of which the Award shall Vest shall be determined by the Committee by reference to the extent to which any applicable Performance Conditions are met as at the date of the relevant event, subject to modification if the Committee considers that the Performance Conditions would have been met to a greater or lesser extent at the end of the original Performance Periods. The number of Shares in respect of which an Award may be realised shall be the number of Shares in respect of which the Award has Vested (subject to any adjustments under rule 10) multiplied by the fraction A/B (where A is that part of the Performance Period measured in complete months from the start of the Performance Period to the date on which the relevant event occurs and B is 36 or such other number as is equal to the number of months in the original Performance Period), SAVE THAT the Committee may at its discretion, in appropriate circumstances, disapply or alter the fraction stated above to release a greater number of Shares if it considers that the contribution of Participants to the creation of shareholder value during the Performance Period would not otherwise be properly recognised.

9.               Taxation

9.1              Any liability of a Participant to taxation or social security contributions in respect of an Award shall be for the account of the relevant Participant, and the release of any Shares the subject of a Participant’s Award or the exercise of any such Award shall be conditional on the Participant complying with any arrangements specified by the Company or the Trustees for the payment of taxation and any social security contributions (including, without limitation, the sale of sufficient Shares to enable the Company or the trustee or any employing company in the Group to satisfy its obligations in respect of deduction of taxation and employee’s social security contributions at source).

9.2              A Participant shall enter into such tax elections (including pursuant to section 431 of the UK Income Tax (Earnings and Pensions) Act 2003) in respect of his Shares as the Company may reasonably require.

10.             Adjustments of Awards

10.1          In the event of any Capital Reorganisation (or the implementation by the Company of a demerger or payment of a super-dividend which would otherwise materially affect the value of an Award) the Committee may adjust the number of Shares subject to Awards (including, for the avoidance of doubt, Vested Shares in respect of which any Award has been realised but Shares have not yet been transferred to the Participant) to such extent and in such manner as it thinks fit.

10.2          Any adjustments to Awards made pursuant to this rule 10 shall be notified to the relevant Participants.

11.             Amendment and Administration

11.1          The decision of the Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards.

11.2          The Committee may amend any of the provisions of the Plan in any way it thinks fit, provided that:

(a)	the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if they realised their Awards in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon realisation in full of all outstanding Awards, provided that the foregoing consent requirement shall not apply to any such amendment that the Committee determines is made in order to comply with applicable law, tax rules, securities exchange rules or accounting rules; and

(b)	no amendment which in the reasonable opinion of the Committee is to the advantage of Employees or Participants may be made to:

(i)	the definition of Employee in rule 1.1;

(ii)	the limitations on the numbers of Shares subject to the Plan;

(iii)	the maximum entitlement of an Employee under the Plan;

(iv)	the basis for determining a Participant’s entitlement to Shares under the Plan;

(v)	the terms of Shares to be provided under the Plan;

(vi)	the adjustment provisions of the Plan;

without the prior approval of the Company in general meeting (aa) except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any member of the Group, or (bb) as otherwise permitted under these rules; and

(c)	without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.

11.3          Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Awards (i) to Employees who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control, securities laws or other applicable laws; or (ii) to employees of any member of the Group whose terms of service require him to devote substantially the whole of his working time to a specific division within the Group, provided that any Shares made available under such appendices shall count towards the limits set out in rule 3.

11.4          Where the Committee is satisfied that an Award involving real Shares is not appropriate for legal, regulatory or tax reasons, a phantom Award may be granted. This will deliver a cash payment equal to the net benefit a Participant would have derived from the Vesting or exercise of a share Award. In appropriate circumstances, share based Awards may be satisfied (in whole or in part) in cash.

12.              General

12.1          Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for the purposes, to the extent not prohibited by The Companies (Guernsey) Law, 2008 or otherwise.

12.2          The Plan shall terminate on the tenth anniversary of the approval of the Plan by shareholders at the Company’s general meeting on 13 May 2020 or at any earlier time by the passing of a resolution by the Committee or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

12.3          An Award will not constitute a contract of employment. The rights and obligations of any individual under the terms of his office or employment with the Group shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this rule 12.3 and the Participant’s terms of employment, this rule will take precedence.

12.4          The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of Company shares, bonds, debentures, preferred or prior preference stocks ahead of, or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.5          Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate including any electronic address. Notices sent by post shall be deemed to have been given on the day following the date of posting and notices sent by electronic means shall be deemed to have been given twelve hours after the time of despatch or at such earlier time as receipt is acknowledged. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Company may from time to time determine and notify to Participant).

12.6          Benefits under the Plan shall not be pensionable.

12.7          The Company, or where the Committee so directs any member of the Group, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the realisation of Awards.

12.8          These Rules shall be governed by and construed in accordance with English law. All disputes arising out of or in connection with the rules shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules shall be deemed to be incorporated by reference into this rule 12.8. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The governing law of the contract shall be the substantive law of England.

Schedule 1

US Schedule

1.	General

1.1           Pursuant to rule 11.3 of the Plan, the Committee has established this Schedule 1 for the purpose of granting Awards to Employees who are or become US Taxpayers, US Participants or California Participants. This Schedule 1 shall apply to all Awards to Employees who are US Taxpayers, US Participants or California Participants. In the event that a Participant becomes a US Taxpayer, US Participant or California Participant subsequent to the Date of Grant of an Award under the Plan, then such Award shall immediately be amended in a manner consistent with this Schedule 1.

1.2           In this Schedule 1, the following words and expressions shall have the following meanings, respectively, and such words and expressions shall be appended to the end of the existing rule 1.1:

California Participant means a US Participant who is a resident of the State of California;

California Securities Law means, collectively, Section 25102(o) of the California Corporate Securities Law of 1968, as amended, and the regulations issued thereunder by the California Commissioner of Corporations, including Section 260.140.42 relating to compensatory purchase plans;

Code means the US Internal Revenue Code of 1986, as it may be amended from time to time;

Rule 701 means Rule 701 of the Securities Act;

Section 409A means Section 409A of the Code and the treasury regulations, interpretations and administrative guidance issued thereunder;

Securities Act means the US Securities Act of 1933, as it may be amended from time to time;

Short-Term Deferral Period means the period commencing on the date that an Award first is no longer subject to a substantial risk of forfeiture for US federal income tax purposes and ending upon the fifteenth day of the third month following the end of the calendar year in which the Award first is no longer subject to such substantial risk of forfeiture, or if later, the fifteenth day of the third month following the end of the taxable year of the Company in which the Award first is no longer subject to such substantial risk of forfeiture, which shall be determined and administered consistent with the short-term deferral exception to Section 409A described in Section 1.409A-1(b)(4) of the US Treasury Regulations.

US means the United States of America;

US Participant means an Employee or a Participant who is a US citizen or resident or is otherwise subject to the tax and securities laws of the US;

US Taxes mean applicable US federal, state and local income taxes and employment taxes;

US Taxpayer means an Employee or a Participant who is subject to US Taxes at the Date of Grant, is expected to become subject to US Taxes following the Date of Grant or does become subject to US Taxes following the Date of Grant, while any part of an Award remains outstanding; and

US Treasury Regulations means the treasury regulations issued under the Code.

1.3	The definition of “Termination Date” shall be deleted from the existing rule 1.1 and replaced with the following:

“Termination Date means the date on which the Participant has a separation from service from the Group within the meaning of Section 409A.”

1.4	References to a rule in this Schedule 1 shall be to the rules of the Plan.

2.	Provisions Applicable to Awards to US Taxpayers

2.1           The following sentence shall be appended to the end of the existing rule 2.1:

“Awards to US Taxpayers will only be granted in the form of a conditional allocation of Shares, and pursuant to these rules but subject to the additions, deletions and revisions to these rules set forth at Schedule 1 (US Schedule).”

2.2           Rule 4.6 shall be deleted and replaced with the following:

“For the purposes of rules 4.4 and 4.5, a Participant shall not, to the extent required by applicable law, be treated as ceasing to be an Employee if absent from work by reason of any approved leave that does not constitute a termination of the Participant’s employment, until such Participant ceases to be entitled to exercise any statutory or contractual entitlement to return to work.”

2.3           A new rule 4.11 shall be added as follows:

“For Awards granted to US Taxpayers, if payment of the Award pursuant to rule 4.4 following the end of the Performance Period would result in payment of the Award being made later than the latest possible date for payment of Awards to US Taxpayers under rule 6.2 (or rule 8.9, if applicable), then the Committee shall attempt to use its discretion under rule 4.4 to determine that the Award be realised in accordance with rule 4.5, and the Vested Shares as determined under rule 4.5, shall be issued or transferred in accordance with rule 6.2 (or rule 8.9, if applicable), and the payment for the dividends (grossed-up, where relevant, for any associated tax credit) that would have been paid on those Vested Shares over the Performance Period, shall be made in accordance with rule 6.7 (or rule 8.9, if applicable).”

2.4           Rule 5 shall be deleted.

2.5           Rule 6 shall be deleted and replaced with the following:

“6.1       Save as otherwise provided in these rules, if the Committee is satisfied that the Performance Conditions have been fulfilled, a Participant’s Award will be realised at the end of the Performance Period. A Participant need take no action to realise his Award.

6.2       The Committee shall procure the issue or transfer of Shares to be allotted or transferred pursuant to the realisation of an Award within 30 days following the Vesting Date of the Award; provided, however, notwithstanding any other provision of the Plan, such issuance or transfer of Shares must be made no event later than the end of the Short-Term Deferral Period or such later date, if any, permissible under Section 409A. Treasury Shares may be used to satisfy Awards.

6.3       Where the realisation of an Award or the transfer of any Shares under the Plan would be prohibited by law, by MAR, or the Company’s Share Dealing Code, the payment under rule 6.2 may be delayed until such period of prohibition has ceased, provided that the issuance or transfer of the Shares must be made no later than the end of the Short-Term Deferral Period or such later date that would not result in adverse tax consequences under Section 409A.

6.4       Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the Vesting Date.

6.5       Save where a Holding Period applies to the Shares pursuant to rule 6.7, Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the Vesting Date.

6.6       Subject to rule 12.1 below, the Company and its Subsidiaries may provide funds to the Trustees to enable the Trustees to purchase existing Shares or subscribe for new Shares in the Company for the purpose of the Plan. No Participant who is a US Taxpayer shall have a right to any funds or Shares held by such a trust to the extent necessary to avoid such Participant from becoming subject to US Taxes on a date prior to the date on which payment of the Award would otherwise be made to such Participant under the Plan, and the Company or its Subsidiaries may take such action as needed to avoid such early subjection to US Taxes to Participants who are US Taxpayers.

6.7       At the Date of Grant the Committee will in its absolute discretion decide whether or not to impose a mandatory holding period on the Shares to be allotted or transferred on the Vesting Date pursuant to the realisation of the Award (a Holding Period). Notwithstanding any other rules of the Plan, a Participant will (a) be entitled to sell sufficient Shares to satisfy any tax liability of the Participant incurred in connection with the vesting of the Award and (b) in respect of the remaining Shares, be the full beneficial owner of such Shares during the Holding Period (which includes, for the avoidance of doubt, the right to receive any dividends paid during the Holding Period), save that the Shares may not be transferred, assigned, sold, pledged or otherwise disposed of during the Holding Period. The duration of the Holding Period will be communicated to the Participant at the Date of Grant. The Committee may impose such requirements as it considers necessary or desirable to ensure Participants observe the Holding Period including, but not limited to, requiring Participants to hold the Shares via a nominee.”

2.6           Except for the additional and replacement language to the Plan made by this Schedule 1, references in the Plan to rule 5.1, 5.3, 6.1, 6.2, 6.3, 6.4 or 6.5 shall be revised to refer to rule 6.1, 6.3, 6.2, 6.4, 6.5, 6.6 and 6.7, respectively.

2.7           Rule 7.1(b) shall be deleted.

2.8           Rule 8.1 shall be deleted and replaced with the following:

“If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Participant of such general or other offer. Each Participant may Vest in his Awards in accordance with rule 8.8 upon the date on which the offer becomes or is declared unconditional in all respects, and the Company may pay the Award to the Participant and issue or procure the transfer to the Participant of the number of Shares realised in accordance with rule 8.8. Failing any permitted realisation, the Awards shall continue.”

2.9           A new rule 8.9 shall be added as follows:

“In the event that an Award is realized and Vests pursuant to this rule 8, and notwithstanding any other provision of the Plan, the Committee shall issue or procure the transfer of Shares in respect of which the Award has Vested to the Participant following the event giving rise to the realisation under this rule 8, but in no event later than the end of the Short-Term Deferral Period (or such later date, if any, permissible without adverse tax consequences, under Section 409A).”

2.10         Rule 9.1 shall be deleted and replaced with the following:

“Any liability of a Participant to withholding for any US Taxes in respect of an Award (including, for the avoidance of doubt, any cash amount paid under rule 6.7 or 8.9) shall be for the account of the relevant Participant, and the release of any Shares the subject of a Participant’s Award shall be conditional on the Participant complying with any arrangements specified by the Company for the payment of any US Taxes required to be withheld (including, without limitation, the sale of sufficient Shares to enable the Company or any employing company in the Group to satisfy its obligations in respect of deduction of the US Taxes required to be withheld at source).”

2.11        A new rule 12.9 shall be added as follows:

“Awards granted to US Taxpayers are intended to be exempt from the requirements of Section 409A pursuant to the short-term deferral exception described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and otherwise compliant with Section 409A, and the Plan and any Award granted to a US Taxpayer shall be interpreted, operated and administered in a manner consistent with such intention. Notwithstanding anything contrary contained in the Plan or any Award, the Shares acquired upon Vesting of any Award shall be transferred and any cash payment for dividends (grossed-up, where relevant, for any associated tax credit) on those Shares shall be made to a US Taxpayer no later than the end of the applicable Short-Term Deferral Period or such later date, if any, permissible under Section 409A.

Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan, Schedule 1 or any Award Certificate with respect to an Award granted to a US Taxpayer so that the Award qualifies for the short-term deferral exemption from Section 409A; provided, however, that the Committee makes no representations that Awards granted to US Taxpayers shall comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted to US Taxpayers.

No amendment may be made to the Plan or this Schedule 1, or apply to an Award granted to a US Taxpayer, if and to the extent that the amendment would cause such Award to violate Section 409A.”

3.	Supplemental Terms for US Participants (including California Participants)

3.1          The Committee establishes these terms for purposes of satisfying US federal and any applicable US state securities laws.

3.2          Any Award granted under the Plan to a Participant who is a US Participant on the Date of Grant shall be subject to the following additional limitations, terms, and conditions:

(a)	except to the extent that the Shares to be issued pursuant to an Award are subject to a valid and effective registration statement that has been filed by the Company with the US Securities and Exchange Commission or as otherwise provided by rule 3.3 of this Schedule 1, each Award shall be granted in accordance with Rule 701;

(b)	no Award shall be granted and no Share shall be delivered or sold unless such grant, delivery and sale is in compliance with US federal securities laws and any applicable US state securities laws; and

(c)	Shares acquired pursuant to the Plan may only be resold in compliance with the registration requirements or an applicable exemption from the registration requirements of the Securities Act.

3.3          Notwithstanding rule 3.2 of this Schedule 1, Awards may be granted under the Plan to any US Participant in accordance with any other registration exemption permitted under applicable US law or by qualification under such law, subject to such conditions as required by the applicable US law.

3.4          In the event that Awards are intended to be granted in accordance with Rule 701, the amount of Shares sold under the Plan to US Participants during any consecutive 12-month period shall not exceed $10 million.

4.	Supplemental Terms for California Participants

4.1           The Committee establishes these terms for purposes of satisfying the requirements of California Securities Law. The terms of this rule 4 to this Schedule 1 shall apply to Awards granted to California Participants except to the extent that the Shares to be issued pursuant to such Awards are subject to a valid and effective registration statement that has been filed by the Company with the US Securities and Exchange Commission.

4.2           Subject to the final sentence of rule 4.1 of this Schedule 1, any Award granted under the Plan to a Participant who is a California Participant on the Date of Grant shall be subject to the following additional limitations, terms, and conditions, which for purposes of compliance with California Securities Law only shall be deemed to be a separate plan maintained solely for California Participants:

(a)	except to the extent otherwise provided by rule 4.3 of this Schedule 1, each Award shall be granted in accordance with Rule 701;

(b)	Shares must be realised, if at all, prior to 17 November 2025;

(c)	the rights of a California Participant to acquire Shares under the Plan shall be non-transferable except to the extent of a transfer by will, laws of descent and distribution, to a revocable trust, or as permitted by Rule 701;

(d)	for purposes of rule 10 of the Plan, the Committee shall proportionately adjust (in the manner it deems appropriate) the number of Shares issuable under an Award in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company of or on the Shares; and

(e)	the number of California Participants may not exceed 35 unless the Plan is approved by holders of a majority of the outstanding securities of the Company entitled to vote within 12 months of the issuance of Shares under the Plan in California.

4.3           Notwithstanding rule 4.2 of this Schedule 1, Awards may be granted under the Plan to any California Participant in accordance with any other registration exemption permitted under California Securities Law or by qualification under such law, subject to such conditions as required by such law.

5.	Amendment and Administration

5.1           For avoidance of doubt, the Committee, or any sub-committee appointed by the Committee, has full authority, consistent with the rules, to administer this Schedule 1, including authority to interpret and construe any provision of this Schedule 1, to identify Employees with respect to whom the provisions of this Schedule 1 may apply, and to adopt any regulations for administering this Schedule 1 and any documents it thinks necessary or appropriate. The decision of the Committee on any matter concerning this Schedule 1 will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee. The authority of the Committee to amend the Plan in rule 11 shall apply equally to this Schedule 1.